Exhibit 99.1

EXPRESSJET REPORTS APRIL 2010 PERFORMANCE

            HOUSTON, May 12, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reportedtraffic and capacity results for April 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 794 million, and available seat miles (ASM) flown were 998 million.  ExpressJet's April load factor for Partner Flying was 79.5%.  The company flew 62,487 block hours and operated 35,343 departures during the month as Continental Express and United Express.  During April 2010, ExpressJet operated an average of 206 aircraft as Continental Express and an average of 22 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 587 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation division consisted of 14 aircraft.

Total Fleet

            ExpressJet ended April 2010 with a fleet of 244 aircraft consisting of 206 operating as Continental Express, 22 flying as United Express and 14 flying within Corporate Aviation (charter).  The remaining two aircraft were in modification lines preparing to enter the United Express operation.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,200 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports April 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending April 30, 2010		Month Ending April 30, 2009		Year Over Year Change
	Partner Flying	Corporate Aviation*	Partner Flying	Corporate Aviation*	Partner Flying	Corporate Aviation*

Revenue Passenger Miles (millions)	794		639		24%
Available Seat Miles (ASM) (millions)	998		834		20%
Passenger Load Factor	79.5%		76.7%		2.8 pts
Block Hours	62,487	587	54,671	489	14%	20%
Departures	35,343		28,412		24%
Stage Length	566		588		(4%)
Fleet	228	16	214	30	6%	(46%)

Year to date	Partner Flying	Corporate Aviation*	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	2,865		2,348		22%
Available Seat Miles (ASM) (millions)	3,740		3,220		16%
Passenger Load Factor	76.6%		72.9%		3.7 pts
Block Hours	239,743	3,614	212,277	3,720	13%	(3%)
Departures	131,306		109,470		20%
Stage Length	571		590		(3%)
Fleet	225	19	214	30	5%	(37%)

* Includes 2 aircraft in various modification lines preparing for the multiyear arrangement that begins with United in May 2010.

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